Exhibit 99.1



Matrix Bancorp, Inc.                            Contact: David W. Kloos
700 Seventeenth Street, Suite 2100                       Chief Financial Officer
Denver, Colorado 80202                                   (303) 595-9898

For Immediate Release July 1, 2003

                MATRIX BANCORP ANNOUNCES ADDITION OF NEW DIRECTOR

         Denver, Colorado - July 1, 2003 - Matrix Bancorp, Inc. (NASDAQ: MTXC) announced today the addition of a new member to its Board of Directors. The new member is Dr. James Bullock of Las Cruces, New Mexico.

         Dr. Bullock has been a director of Matrix Capital Bank and Chair of its Audit Committee, Member Investment Committee, Compensation Committee, and Asset/Liability Management (Interest Rate Risk) Committee since September of 1993. Dr. Bullock has also been appointed to the Audit, Compensation and Nominating/Governance Committees of the Board of Directors of Matrix Bancorp.

         Dr. Bullock, Professor and Department Head Emeritus, New Mexico State University, taught graduate and undergraduate financial and managerial accounting courses for three different universities over a span of twenty-seven years. He was Professor and Academic Department Head, Accounting and Business
Computer Systems, New Mexico State University from 1980 until his retirement from academia in 1996. He is a member of the American Institute of Certified Public Accountants, the Institute of Management Accountants, and the American Accounting Association.

         Mark Spencer, President of Matrix Bancorp, said: "We are pleased to add Dr. Bullock to our Board of Directors as a fourth independent director. His addition fulfills the goal of the Board of Directors of having a majority of independent directors comprising the Board. Dr. Bullock has served capably as a director at our Matrix Capital Bank subsidiary for almost ten years; and we believe he will continue to contribute substantially as a director and Chair of the Audit Committee at the bank, while at the same time lending his background and experience at the holding company level."

         Certain statements contained in this press release that are not historical facts, including, but not limited to, statements that can be identified by the use of forward-looking terminology such as "may," "will," "expect," "anticipate," "predict," "plan," "estimate," or "continue" or the negative thereof or other variations thereon or comparable terminology, are forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties. The actual results of the future events described in such forward-looking statements in this report could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are: third party claims or actions in relation to the ongoing or future bankruptcies filed by clients or customers; interest rate fluctuations; level of delinquencies; defaults and prepayments; general economic conditions; competition; government regulation; possible future litigation; the actions or inactions of third parties; the risks and uncertainties discussed elsewhere in this report and in Matrix Bancorp's current report on Form 8-K, filed March 14, 2001; and the uncertainties set forth from time to time in Matrix Bancorp periodic reports, filings and other public statements.

         Matrix Bancorp is a unitary thrift holding company headquartered in Denver, Colorado. Its subsidiaries' operations are conducted primarily in Colorado, Arizona, Texas and New Mexico.